UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. ___)*


                                   GeoEye, Inc
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 per share
                         (Title of Class of Securities)


                                    68555Y101
                                 (CUSIP Number)


                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]   Rule 13d-1(b)

    [ ]   Rule 13d-1(c)

    [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------                        -------------------
CUSIP No. 68555Y101                            13G           Page 2 of 5 Pages
-------------------------------------                        -------------------

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Concordia Advisors L.L.C.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) ..................................................................[ ]
      (b) ..................................................................[ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                  --------------------------------------------------------------
NUMBER OF         5.    SOLE VOTING POWER
SHARES                  985,538
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6.    SHARED VOTING POWER
EACH                    0
REPORTING         --------------------------------------------------------------
PERSON            7.    SOLE DISPOSITIVE POWER
WITH                    985,538
                  --------------------------------------------------------------
                  8.    SHARED DISPOSITIVE POWER
                        0
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      985,538
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)
                                                             Not applicable [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.59%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      IA
--------------------------------------------------------------------------------

-------------------------------------                        -------------------
CUSIP No. 68555Y101                            13G           Page 3 of 5 Pages
-------------------------------------                        -------------------

Item 1.            (a)   Name of Issuer.
                         GeoEye, Inc.

                   (b) Address of Issuer's Principal Executive Offices. 21700 Atlantic Boulevard, Dulles, VA 20166

Item 2.            (a)   Names of Person Filing.
                         Concordia Advisors L.L.C.

                   (b) Address of Principal Business Office or, if None, Residence.
                         1350 Avenue of the Americas, New York, NY 10019

                   (c)   Citizenship.
                         Delaware Limited Liability Company

                   (d)   Title of Class of Securities.
                         Common Stock, Par Value $0.01 per share

                   (e)   CUSIP Number.
                         68555Y101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------------------                        -------------------
CUSIP No. 68555Y101                            13G           Page 4 of 5 Pages
-------------------------------------                        -------------------


Item 4.            Ownership.

                   (a)   Amount beneficially owned: 985,538

                   (b)   Percent of class: 5.59%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote: 985,538
                         (ii)  Shared power to vote or to direct the vote: 0
                         (iii) Sole power to dispose or to direct the
                               disposition of:  985,538
                         (iv) Shared power to dispose or to direct the disposition of: 0

                   Concordia Advisors L.L.C. serves as investment adviser to commingled funds and managed accounts which have the right to receive dividends from, or the proceeds from the sale of, the securities of the issuer described in this schedule. The amount beneficially owned includes 162,850 shares subject to outstanding warrants.

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                   N/A

Item 8.            Identification and Classification of Members of the Group.

                   N/A

Item 9.            Notice of Dissolution of Group.

                   N/A

Item 10.           Certifications.

-------------------------------------                        -------------------
CUSIP No. 68555Y101                            13G           Page 5 of 5 Pages
-------------------------------------                        -------------------

     By signing below the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 29, 2007

                                       CONCORDIA ADVISORS L.L.C.


                                       By:    /s/ Basil C. Williams
                                           ------------------------------------
                                           Name:  Basil C. Williams
                                           Title: President